Filed Pursuant to Rule 424(b)(3)
Registration No. 333-163548

PROSPECTUS

India Globalization Capital, Inc.

530,000 Shares of Common Stock

This prospectus relates to the resale by the selling stockholders identified in this prospectus (the “Selling Stockholders”) of up to 530,000 shares of common stock. All of the shares, when sold, will be sold by these Selling Stockholders. The shares of common stock offered by the Selling Stockholders to which this prospectus relates may be sold from time to time by and for the accounts of the Selling Stockholders named in this prospectus or in supplements to this prospectus. The Selling Stockholders may sell all or a portion of these shares from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices.  The Selling Stockholders may be deemed underwriters of the shares of common stock, which they are offering.  We will pay the expenses of registering these shares.

The Company is not selling any shares of common stock in this offering and therefore will not receive any of the proceeds from the sale of the shares of common stock offered by the Selling Stockholders.

Our units, shares of common stock and warrants are currently traded on the NYSE Amex under the symbols “IGC-U,” “IGC” and “IGC-WS,” respectively. As of February 2, 2010, the closing sale price of our common stock was $1.37, the closing sale price of our warrants was $0.06.   As of December 31, 2009, the last date of a recorded sale of our units, the closing sale price of our units was $1.41.

IGC is a Maryland corporation formed on April 29, 2005. Our offices are located at 4336 Montgomery Avenue, Bethesda, Maryland 20814. Our telephone number is (301) 983-0998.

No underwriter or person has been engaged to facilitate the sale of shares of common stock in this offering. None of the proceeds from the sale of stock by the selling stockholders will be placed in escrow, trust or any similar account.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

Investing in our securities involves risks that you should consider as described in our most recent Annual Report on Form 10-K, and as described or may be described in any subsequent Quarterly Report on Form 10-Q or Current Report on Form 8-K, which are incorporated by reference into this prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is February 5, 2010

You should rely only on the information contained or incorporated by reference in this prospectus. We have not, and the selling stockholders have not, authorized anyone to provide you with different information. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state where the offer or sale is not permitted.

PROSPECTUS SUMMARY

This summary highlights certain information appearing elsewhere in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully together with the documents incorporated by reference into this prospectus and described in “Information Incorporated by Reference” and the additional information described under the heading “Where You Can Find More Information.” Unless otherwise stated in this prospectus, references to “registrant,” “we,” “us” or “our company” refer to India Globalization Capital, Inc. and its subsidiaries.

OUR COMPANY

Background of India Globalization Capital, Inc. (IGC)

IGC, a Maryland corporation, was organized on April 29, 2005 as a blank check company formed for the purpose of acquiring one or more businesses with operations primarily in India through a merger, capital stock exchange, asset acquisition or other similar business combination or acquisition. On March 8, 2006, we completed an initial public offering.  On February 19, 2007, we incorporated India Globalization Capital, Mauritius, Limited (IGC-M), a wholly owned subsidiary, under the laws of Mauritius.  On March 7, 2008, we consummated the acquisition of 63% of the equity of Sricon Infrastructure Private Limited (Sricon) and 77% of the equity of Techni Bharathi Limited (TBL). The shares of the two Indian companies, Sricon and TBL, are held by IGC-M.

Most of the shares of Sricon and TBL acquired by IGC were purchased directly from the companies. IGC purchased a portion of the shares from the existing owners of the companies.  The founders and management of Sricon own 37% of Sricon and the founders and management of TBL own 23% of TBL.

In connection with the acquisitions, IGC borrowed approximately $17,000,000 from Sricon.   As the money was borrowed from Sricon, the repayment of the loan would not leave the consolidated balance sheet but would go towards expansion capital for the subsidiary.  However, non repayment could result in a decrease of our ownership of Sricon

The acquisitions were accounted for under the purchase method of accounting.  Under this method of accounting, for accounting and financial purposes, IGC-M, Limited was treated as the acquiring entity and Sricon and TBL as the acquired entities.  The financial statements provided here and going forward are the consolidated statements of IGC, which include IGC-M, Sricon, TBL and our other  subsidiaries.  However, historical description of our business for periods and dates prior to March 7, 2008 include information on Sricon and TBL.

Unless the context requires otherwise, all references in this report to the “Company”, “IGC”, “we”, “our”, and “us” refer to India Globalization Capital, Inc, together with its wholly owned subsidiary IGC-M, and its direct and indirect subsidiaries (Sricon, TBL, IGC-IMT, IGC-MPL and IGC-LPL).

Background of Indian Subsidiaries

Sricon Infrastructure Private Limited (“Sricon”) was incorporated as a private limited company on March 3, 1997 in Nagpur, India.  Sricon is an engineering and construction company that is engaged in three business areas: 1) civil construction of highways and other heavy construction, 2) mining and quarrying and 3) the construction and maintenance of high temperature cement and steel plants.  Sricon present and past clients include various Indian government organizations.

Techni Bharathi Limited (“TBL”) was incorporated as a public (but not listed on the stock market) limited company on June 19, 1982 in Cochin, India.  TBL is an engineering and construction company engaged in the execution of civil construction and structural engineering projects.  TBL has a focus in the Indian states of Andhra Pradesh, Karnataka, Assam and Tamil Nadu. Its present and past clients include various Indian government organizations.

Indian IGC Materials, Private Limited (IGC-MPL) and  IGC Logistics, Private Limited (IGC-LPL), are based in Nagpur India and were incorporated in June 2009.  They are wholly owned subsidiaries of IGC-M.  The two companies focus on infrastructure materials like rock aggregate, bricks, concrete and other material as well as the logistical support for the transportation of infrastructure material.  IGC India Mining and Trading (IGC IMT) was incorporated in December 2008 in Chennai, India.   IGC-IMT is involved with the export of iron ore to China.

Our approach is to offer a suite of services to customers involving construction as well as sale and transportation of materials.

Our principal executive offices are located at 4336 Montgomery Ave, Bethesda, Maryland 20814 and our telephone number is (301) 983-0998.

We maintain a website at http:/ www.indiaglobalcap.com. The information contained on our website is not incorporated by reference in this prospectus supplement or the accompanying prospectus, and you should not consider it a part of this prospectus supplement or the accompanying prospectus.

For additional information about us, you should refer to the information described in “Where You Can Find More Information” in this prospectus.

ABOUT THIS OFFERING

We have agreed to register 530,000 shares owned by the Selling Stockholders.

Shares of common stock offered for resale:	530,000 shares

Number of shares of common stock outstanding at 12/31/09:	12,898,291 shares1

NYSE Amex symbols:

Units:	IGC-U

Common Stock:	IGC

Warrants:	IGC-WS

Offering proceeds:	We will not receive any proceeds from the resale of shares of common stock by the Selling Stockholders.

1
Based on 12,898,291 shares outstanding as of December 31, 2009. Excludes 11,855,122 shares of our common stock issuable upon the exercise of warrants outstanding as of December 31, 2009, an aggregate of 1,500,000 shares issuable upon the exercise of a unit purchase option (“UPO”) issued to the underwriter of our public offering and upon the exercise of warrants issuable upon the exercise of the UPO, 268,800 shares of our common stock issuable upon the exercise of warrants issued in a registered direct offering and outstanding as of December 31, 2009, 1,491,820 shares of our common stock issuable upon the exercise of options issued under our stock incentive plan and outstanding as of December 31, 2009, and 289,443 shares of common stock available for future issuance under our stock incentive plan as of December 31, 2009.

RISK FACTORS

        You should carefully consider the risk factors described in our Annual Report on Form 10-K for the year ended March 31, 2009, as well as the other information contained or incorporated by reference in this prospectus or any supplement thereto before deciding to invest in the common stock. The occurrence of any of the events or actions described in these risk factors may have a material adverse effect on our business or financial performance.

SPECIAL NOTE ABOUT FORWARD-LOOKING STATEMENTS

Some of the statements in this prospectus, the documents incorporated by reference into this prospectus and in any prospectus supplement may be deemed “forward-looking statements” within the meaning of Section 21E of the Exchange Act, and Section 27A of the Securities Act. All statements, other than statements of historical fact, that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future are forward-looking statements. Such statements are based upon certain assumptions and assessments made by us in light of our experience and our perception of historical trends, current conditions and expected future developments. Actual results and the timing of events may differ significantly from those projected in such forward-looking statements due to a number of factors, including those set forth in the sections entitled “Risk Factors” in our most recent Annual Report on Form 10-K and any subsequent Quarterly Report on Form 10-Q, which are incorporated by reference into this prospectus.

USE OF PROCEEDS

We will not receive any proceeds from the resale of shares of common stock by the Selling Stockholders.

SELLING STOCKHOLDERS

The following tables set forth information with respect to the beneficial ownership of our common stock by the Selling Stockholders as of December 31, 2009. Beneficial ownership is determined in accordance with SEC rules, and generally includes voting or investment power with respect to securities. Except as set forth below, the Selling Stockholders have not held any position nor had any material relationship with us or our affiliates during the past three years.  The Selling Stockholders have advised the Company that they are not a registered broker-dealer or an affiliate of a registered broker-dealer.

The Selling Stockholders, if they desire, may dispose of the shares and warrants covered by this prospectus from time to time at such prices as they may choose. Before a stockholder not named below may use this prospectus in connection with an offering of shares, this prospectus must be amended or supplemented to include the name and number of shares beneficially owned by the selling stockholder and the number of shares to be offered. Any amended or supplemented prospectus also will disclose whether any selling stockholder named in that amended or supplemented prospectus has held any position, office or other material relationship with us or any of our predecessors or affiliates during the three years prior to the date of the amended or supplemented prospectus.

	Beneficial Ownership of Selling Stockholders Before this Offering		Number of Shares of Common Stock	Beneficial Ownership Upon Completion of this Offering (Assuming all Shares of Common Stock Offered hereby are Sold)
	Number of		Being	Number of
Name	Shares	Percent	Offered	Shares	Percent
Bricoleur Partners L.P. (1)	530,000	4.11%	530,000	0	*

*Less than 1%.

(1)	Robert M. Poole exercises voting and investment control over the securities to be offered for resale by the Selling Stockholder.

Bricoleur Partners L.P. (“Bricoleur”) received the shares of common stock being registered hereunder for resale in connection with a certain Note and Share Purchase Agreement (the “Note and Share Purchase Agreement”), effective as of October 16, 2009, by and among IGC and Bricoleur pursuant to which we sold a promissory note in the principal amount of $2,000,000 and the shares to Bricoleur for $2,000,000. In connection with the Note and Share Purchase Agreement, we entered into a Registration Rights Agreement (the “Registration Rights Agreement”) effective as of October 16, 2009, with Bricoleur, pursuant to which Bricoleur has the right to have the shares of common stock being registered hereunder registered with the Securities and Exchange Commission, as well as customary piggyback registration rights.

PLAN OF DISTRIBUTION

The Selling Stockholders may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholders may use any one or more of the following methods when selling shares:

•	Ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	Block trades in which the broker dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	Purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	An exchange distribution in accordance with the rules of the applicable exchange;

•	Privately negotiated transactions;

•	Short sales;

•	Broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share or warrant;

•	A combination of any such methods of sale; and

•	Any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The Selling Stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Any profits on the resale of shares of common stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a Selling Stockholder. The Selling Stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of shares if liabilities are imposed on that person under the Securities Act.

The Selling Stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed a supplement to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act supplementing or amending the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

The Selling Stockholders also may transfer the shares of common stock or warrants in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock or warrants from time to time under this prospectus after we have filed a supplement to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act supplementing or amending the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We are required to pay all fees and expenses incident to the registration of the shares of common stock. We have agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

The Selling Stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by any Selling Stockholder. If we are notified by any Selling Stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this prospectus. If the Selling Stockholders use this prospectus for any sale of the shares of common stock, they will be subject to the prospectus delivery requirements of the Securities Act.

The anti-manipulation rules of Regulation M under the Exchange Act of 1934 may apply to sales of our common stock and activities of the Selling Stockholders.

LEGAL MATTERS

The validity of the securities offered in this prospectus is being passed upon for us by Seyfarth Shaw LLP, Chicago, Illinois.

EXPERTS

The consolidated financial statements of IGC for the years ending March 31, 2009 and March 31, 2008  have been incorporated by reference herein and in the registration statement in reliance upon the reports of Yoganandh & Ram, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as an expert in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

     We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, or SEC. In addition, we have filed with the SEC a Registration Statement on Form S-3, of which this prospectus is a part, under the Securities Act with respect to the securities offered hereby. This prospectus does not contain all of the information set forth in the registration statement or the exhibits which are a part of the registration statement. You may read and copy the registration statement and any document we file with the SEC at the public reference room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our filings with the SEC are also available to the public through the SEC’s Internet site at http://www.sec.gov.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The following documents filed with the SEC (Commission File No. 001-32830) by India Globalization Capital, Inc. (the “Company”) pursuant to the Securities Act of 1933, as amended (the “Securities Act:”) and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference in this registration statement:

●	Our Annual Report on Form 10-K for the fiscal year ended March 31, 2009, filed with the Securities and Exchange Commission on July 14, 2009

●	Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2009, filed with the Securities and Exchange Commission on August 12, 2009

●
Our Current Report on Form 8-K filed with the Securities and Exchange Commission on September 17, 2009, as amended by our Current Report on Form 8-K/A filed with the Securities and Exchange Commission on September 17, 2009

●	Our Current Report on Form 8-K filed with the Securities and Exchange Commission on October 8, 2009

●	Our Current Report on Form 8-K filed with the Securities and Exchange Commission on October 13, 2009

●	Our Current Report on Form 8-K filed with the Securities and Exchange Commission on October 21, 2009

●	Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2009, filed with the Securities and Exchange Commission on November 12, 2009

●	Our Current Report on Form 8-K filed with the Securities and Exchange Commission on November 13, 2009

●	Our Current Report on Form 8-K filed with the Securities and Exchange Commission on January 6, 2010

●	The description of our common stock contained in our Registration Statement on Form 8-A filed with the Securities and Exchange Commission pursuant to Section 12 of the Exchange Act on March 7, 2006.

All reports and other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date hereof and prior to the termination of this offering shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such reports and other documents. Unless expressly incorporated into this Registration Statement, a report furnished but not filed on Form 8-K shall not be incorporated by reference into this Registration Statement. Any document, or any statement contained in a document, incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a document or statement contained herein, or in any other subsequently filed document that also is deemed to be incorporated by reference herein, modifies or supersedes such document or statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. Subject to the foregoing, all information appearing in this Registration Statement is qualified in its entirety by the information appearing in the documents incorporated by reference.

Copies of the above documents  including exhibits which are specifically incorporated by reference into such documents but excluding other exhibits to such documents) may be obtained without charge upon written or oral request  to:

India Globalization Capital, Inc.
Attn: Corporate Secretary
4336 Montgomery Ave
Bethesda, Maryland 20814
(301) 983-0998

 No dealer, salesperson, or other person has been authorized to give any information or to make any representation not contained in this prospectus, and, if given or made, such information and representation should not be relied upon as having been authorized by us or any selling stockholder. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered by this prospectus in any jurisdiction or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances create an implication that there has been no change in the facts set forth in this prospectus or in our affairs since the date hereof.

INDIA GLOBALIZATION CAPITAL, INC.
530,000 Shares of Common Stock

PROSPECTUS